Exhibit 99.1

DynCorp International Announces Pricing of Secondary Offering of Class A Common Stock

FALLS CHURCH, Va., Aug 05, 2009 (BUSINESS WIRE) — DynCorp International Inc. (NYSE:DCP) announced today the pricing of the secondary public offering by DIV Holding LLC, an affiliate of Veritas Capital Management II, L.L.C., of 10 million shares of DynCorp International Class A common stock at a price to the public of $18.50 per share. In connection with the offering, DIV Holding LLC granted the underwriters a 30-day option to purchase an additional 1.5 million shares on the same terms and conditions. DynCorp International is not selling any shares in the offering and will not receive any proceeds from the offering. The offering is expected to close on August 11, 2009, subject to customary closing conditions.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as the joint book-running managers for the offering.

DynCorp International has filed a registration statement (including a prospectus) on Form S-3 that has been declared effective by the Securities and Exchange Commission. A copy of the prospectus relating to the offering may be obtained by sending a request to Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (phone 866.471.2526, fax 212.902.9316 or email at prospectus-ny@ny.email.gs.com), or by sending a request to Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010 (phone 212.325.2580 and fax 212.325.8057).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DynCorp International

DynCorp International is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. DynCorp International is headquartered in Falls Church, Va.

SOURCE: DynCorp International

DynCorp International
Cindy Green, 817-224-1461

cindy.green@dyn-intl.com